EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 3/28/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.17%	-0.27%	12.11%
Class B Units	1.15%	-0.32%	11.88%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 28, 2008

Grant Park posted trading gains during the past week.  Positions in the energy sector, soft/agricultural commodities and currencies made up the majority of gains.  Losses came primarily from the interest rate sector.

Oil prices rebounded during the week, rallying $3.78 to a Friday close of $105.62 per barrel after news of an attack on the pipeline system that feeds the Basra export terminal in southern Iraq.  Worries over the effects on crude supplies, as well as additional attacks, combined with a sell-off in the US dollar sent prices higher.  Natural gas and unleaded gasoline prices also advanced, adding to gains.

Long positions in the soft/agriculture sector posted gains as prices for corn rose more than 8% for the week, closing at $5.6050 per bushel as analysts suggested that investors expect this week’s Prospective Plantings report from the USDA to show that soybean and wheat acreage would be increased at the expense of corn.  May soybeans were more than 60 cents higher, closing at $12.6725 per bushel as continued labor strife in Argentina has threatened to stop shipments from the world’s third largest exporter.

The euro rallied against the US dollar after a round of encouraging European economic data.  Unexpected rises in German and French business sentiment saw the euro gain more than 3 cents against the dollar as comments from European Central Bank officials (who have not followed the Fed’s lead on lower rates) suggested that they might be more concerned with rising prices than economic growth.

Lastly, long positions in the fixed income sector reported losses during the week.  Prices for European bonds fell this week in response to the better-than-expected data on European business sentiment and the comments from European Central Bank indicating that they might have to raise interest rates in order to combat upward price pressures.  Long positions in the Japanese Government Bond also reported losses.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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